Exhibit 2.0



                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

     This Agreement and Plan of Reorganization and Merger (the "Merger Agreement") is made and entered into as of this 26th day of March, 1999, between Golf One Industries, Inc., a Delaware corporation ("Golf One") and Grafix Corporation, a Delaware corporation (the "Company"), with reference to the following facts:

                                    RECITALS

     A. Golf One is a corporation duly organized and existing under the laws of the State of Delaware.

     B. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

     E. The stockholders of Golf One and the Company have determined that it is advisable and in the best interests of each such company that Golf One merge with and into the Company upon the terms and subject to the conditions of this Merger Agreement for the purpose of effecting the merger of Golf One into the Company in the State of Delaware.

     F. The stockholders of Golf One and the Company have, by resolutions duly adopted on March 26, 1999, and February 23, 1999, respectively, approved and adopted this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, each of the parties to this Agreement (the "Parties") hereby agree as follows:

     1. Merger. In accordance with Section 251 of the Delaware General Corporation Law (the "Delaware Law") on the Effective Date (as defined herein), Golf One shall be merged with and into the Company pursuant to the terms and conditions set forth herein (the "Merger"), effective as of and at the Effective Time (as defined herein).

     2. Filing of Certificate of Merger. As soon as practicable, but in no case later than 20 days following the date of this Agreement, the Parties will cause to be executed and filed the Certificate of Merger as prescribed by Section 251(c) of the Delaware Law to give effect to the Merger and to effect the transfer of all assets and liabilities of Golf One to the Company.


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     3. Effective  Date. The date on which the Merger shall become  effective is the date on which the Certificate of Merger is filed with the Delaware Secretary of State (the "Effective Date"). The time at which the Certificate is filed is referred to herein as the "Effective Time."

     4. Separate Existence. The separate existence of Golf One shall cease at the Effective Time.

     5. Surviving Entity, Name. The Company (sometimes referred to herein as the "Surviving Entity") shall survive the Merger and will continue to carry on its business after the Effective Time as a Delaware corporation under the new name "Gary Player Direct, Inc."

     6. Certificate of Formation; Formation Agreement. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the surviving entity after the Merger and shall continue in full force and effect without further change or amendment until thereafter amended in accordance with the provisions thereof and applicable law. The Bylaws of the Company in effect immediately prior to the Effective Time shall constitute the Bylaws of the surviving entity without change or amendment until thereafter amended in accordance with the provisions thereof and applicable law.

     7. Conversion of Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all of issued and outstanding shares of capital stock of the Golf One shall, by virtue of the Merger and without any action on the part of Golf One, the Company or the holder of such shares be cancelled and converted into 47,974,760 shares of fully paid and nonassessable shares of Common Stock, par value $0.001 per share, of the Company. Furthermore, the Company shall issue a total of 24,885,660 shares of fully paid and nonassessable shares of Common Stock, par value $ 0.001 per share, of the Company to certain identified lenders and vendors of Golf One, as set forth on the attached Schedule 1, incorporated herein by reference. Furthermore, the Company shall reserve an additional 7,500,000 shares of its Common Stock for issuance pursuant to the Gary Player Group, Inc. acquisition contemplated by the Company and Golf One.

     8. Further Assurances. Each of the Parties hereto hereby covenants and agrees that it will use its respective best efforts to cause the conditions set forth herein to be satisfied on or before the Effective Date. Each Party hereto shall, execute, acknowledge and deliver such agreements, documents, instruments and other writings, and otherwise do all such acts and things, as the requesting Party may reasonably require in order to carry out and effectuate the purposes of this Agreement and the transactions covered and contemplated hereby.

     9.  Counterparts.   This  Agreement  may  be  executed  in  any  number  of
counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.


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


     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

                                            GOLF ONE INDUSTRIES, INC.,
                                             a Delaware corporation


                                            By:      /s/ A.J. CERVANTES, JR.
                                                --------------------------------
                                            Name: A. J. Cervantes, Jr.
                                            Its:    President

                                            GRAFIX CORPORATION,
                                            a Delaware corporation


                                            By:      /s/ KENT D. KRAUSMAN
                                                  ------------------------------
                                            Name: Kent D. Krausman
                                            Its:    President and CEO












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